Exhibit 3.22(a)

CERTIFICATE OF INCORPORATION

OF

ENERZ CORPORATION

ARTICLE ONE

          The name of the corporation is EnerZ Corporation (hereinafter called the "Corporation").

ARTICLE TWO

          The address of the Corporations registered office in the state of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

ARTICLE THREE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

          The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock par value $.01 per share.

ARTICLE FIVE

          The name and mailing address of the incorporator is as follows;

Name	Address
Eileen C. McNamara	c/o Kirkland & Ellis 153 East 53rd Street 39th Floor New York, NY 10022

ARTICLE SIX

          The directors shall have the power to adopt, amend or repeal By-Laws, except as may otherwise be provided in the By-Laws.

ARTICLE SEVEN

          The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

ARTICLE EIGHT

          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE NINE

          The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

          I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto, set my band this 18th day of September, 1996.

/s/ Eileen C. McNamara Eileen C. McNamara Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

          EnerZ Corporation a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, DOES HEREBY CERTIFY:

          The present registered agent of the corporation is Prentice Hall Corporation System, Inc. and the present registered office of the corporation is in the county of New Castle.

          The Board of Directors of EnerZ Corporation adopted the following resolution on the 21st day of May, 1999.

Resolved that the registered office of EnerZ Corporation in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Caslte, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation and at the address of its registered office.

          IN WITNESS WHEREOF, EnerZ Corporation has caused this statement to be signed by Kevin Crutchfield, its President, this 21st day of May, 1999.

/s/ Kevin Crutchfield Kevin Crutchfield, President